--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                   . . . . . . . . . . . . . . . . . . . . .



                                  FORM 8-K/A

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


        Date of Report (Date of earliest event report):  March 18, 1997



                   . . . . . . . . . . . . . . . . . . . . .


                                 VENCOR, INC.
            (Exact name of registrant as specified in its charter)


           Delaware                      1-10989                61-1055020
(State or other jurisdiction of  (Commission File Number)  (IRS Employer
 incorporation or organization)                             Identification No.)

    3300 Providian Center
    400 West Market Street
        Louisville, KY                                            40202
(Address of principal executive offices)                       (ZIP CODE)


      Registrant's telephone number, including area code:  (502) 596-7300

                                Not applicable
         (Former name of former address, if changed since last report)

    The undersigned Registrant hereby amends Item 7 of its Current Report on Form 8-K, filed April 1, 1997, relating to the March 18, 1997 completion of the tender offer for the shares of common stock, par value $0.001 per share, of TheraTx, Incorporated ("TheraTx") (the "TheraTx Merger").


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

    (a)  Financial Statements of Business Acquired.


    The audited financial statements of TheraTx as described below are filed herewith.

    TheraTx, Incorporated
     Reports of Independent Auditors
     Consolidated Statements of Income for the Years Ended December 31, 1994,
       1995 and 1996
     Consolidated Balance Sheets at December 31, 1995 and December 31, 1996 Consolidated Statements of Stockholders' Equity for the Years Ended
       December 31, 1994, 1995 and 1996
     Consolidated Statements of Cash Flows for the Years Ended December 31,
       1994, 1995 and 1996
     Notes to Consolidated Financial Statements

    (b)  Pro Forma Financial Information.

    Pro forma financial information for the Registrant and TheraTx, including the Unaudited Pro Forma Condensed Combined Statements of Income for the periods ended March 31, 1997 and December 31, 1996, and the Unaudited Condensed Combined Balance Sheet at March 31, 1997 and the Notes to Unaudited Pro Forma Condensed Combined Financial Statements, are filed herewith. No pro forma adjustments are required for the Unaudited Condensed Combined Balance Sheet at March 31, 1997 because the acquisition of TheraTx occurred prior to that date.

    (c)  Exhibits.

Exhibit No.          Description
    2.1              Agreement and Plan of Merger, dated as of February 9, 1997, among TheraTx, Incorporated, Vencor, Inc. and Peach
                     Acquisition Corp. Incorporated by reference to TheraTx's
                     Current Report on Form 8-K (File No. 0-24212) filed on
                     February 11, 1997.
    2.2              Amendment No. 1 to Agreement and Plan of Merger, dated as
                     of February 28, 1997, among TheraTx, Incorporated, Vencor,
                     Inc. and Peach Acquisition Corp. Incorporated by reference to Exhibit (c)(3) of Amendment No. 2 to Vencor's and
                     Peach's Statement on Schedule 14D-1, dated March 3, 1997.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors
TheraTx, Incorporated

     We have audited the accompanying consolidated balance sheets of TheraTx, Incorporated and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Helian Health Group, Inc. and subsidiaries for the year ended November 30, 1994; which statements reflect total net revenues constituting 22% in 1994 and total net income of 12% in 1994 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Helian Health Group, Inc. and subsidiaries for the year ended November 30, 1994, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TheraTx, Incorporated and Subsidiaries at December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



Atlanta, Georgia                              ERNST & YOUNG LLP
March 21, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Helian Health Group, Inc.


     We have audited the consolidated financial statements of Helian Health Group, Inc. and subsidiaries as of November 30, 1994 and for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Helian Health Group, Inc. and subsidiaries as of November 30, 1994, and the results of their operations and their cash flows for the year ended November 30, 1994, in conformity with generally accepted accounting principles.



                                              COOPERS & LYBRAND LLP

San Jose, California
February 3, 1995

                    THERATX, INCORPORATED AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands, except per share data)

                                                  YEAR ENDED DECEMBER 31,
                                        ----------------------------------------
                                             1994          1995          1996
                                        -------------  ------------  -----------
Revenues:
 Patient care revenues, net.............   $  168,829   $  287,365    $ 359,949
 Management services and other..........        3,880        6,915       10,678
 Sales of medical supplies and related
  services..............................        1,573       19,896       20,528
                                           ----------   ----------    ---------
    Total net revenues..................      174,282      314,176      391,155
Operating costs and expenses:
 Costs of revenues:
  Salaries, wages and benefits..........       97,009      167,704      209,480
  Other operating expenses..............       24,303       44,753       54,707
  Cost of medical supply sales and
   related services.....................          611       16,173       16,613
 Corporate, general and administrative..       25,024       33,268       39,608
 Depreciation and amortization..........        5,745        9,274       11,022
 Rent...................................        4,600        7,729       11,146
 Merger costs...........................           --        4,600           --
                                           ----------   ----------    ---------
   Total operating costs and expenses...      157,292      283,501      342,576
                                           ----------   ----------    ---------
Income from operations..................       16,990       30,675       48,579
Interest and other expense, net.........        2,426        9,902       12,463
                                           ----------   ----------    ---------
Income before income taxes, minority
 interest and extraordinary item........       14,564       20,773       36,116
Provision for income taxes..............        3,417        9,589       13,364
                                           ----------   ----------    ---------
Income before minority interest and
 extraordinary item.....................       11,147       11,184       22,752
Minority interest.......................          446           73          (35)
                                           ----------   ----------    ---------
Income before extraordinary item........       11,593       11,257       22,717
Extraordinary item, net of income taxes.           --         (428)      (1,134)
                                           ----------   ----------    ---------
Net income..............................   $   11,593   $   10,829    $  21,583
                                           ==========   ==========    =========
Earnings per common share:
 Income before extraordinary item.......   $     0.73   $     0.55    $    1.11
 Extraordinary item.....................           --        (0.02)       (0.06)
                                           ----------   ----------    ---------
 Net income.............................   $     0.73   $     0.53    $    1.05
                                           ==========   ==========    =========
Weighted average number of shares
 outstanding............................       15,972       20,407       20,544


                            See accompanying notes.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except par value data)

                                                 DECEMBER 31,
                                        ---------------------------
                 ASSETS                      1995          1996
                                        --------------  -----------
Current assets:
 Cash and cash equivalents..............   $   10,530    $   10,708
 Short-term investments.................        1,023            --
 Accounts receivable less allowances
  for doubtful accounts and denials of
  $8,024 and $12,221 at December 31, 1995
  and 1996, respectively................       76,766       103,225
 Third-party settlements................        7,084        11,822
 Prepaid expenses and other current
  assets................................        3,942         9,851
 Inventory..............................        5,415         5,977
 Current note receivable................           --            10
 Receivable from stockholder............          379            --
 Income taxes receivable................        2,010           698
 Deferred income taxes..................        1,737         5,527
                                            ---------     ---------
   Total current assets.................      108,886       147,818

Property and equipment, net.............      111,677       125,652
Intangible assets, net of accumulated
 amortization of $5,276 and $9,137 at
December 31, 1995 and 1996, respectively       97,844       104,284
Long-term notes receivable..............        8,404         4,910
Other assets............................        2,987         2,658
                                           ----------    ----------
   Total assets.........................   $  329,798    $  385,322
                                           ==========    ==========

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......................   $    9,560    $    9,292
 Accrued payroll and related expenses...       16,819        19,814
 Accrued interest payable...............        3,679         3,863
 Other accrued expenses.................        6,902         5,506
 Long-term debt, current portion........          656           792
                                           ----------    ----------
   Total current liabilities............       37,616        39,267

Long-term debt, net of current portion..       51,741        77,474
Subordinated debt.......................      100,000       100,000
Other liabilities.......................          327            47
Deferred income taxes...................          213         6,020
Minority interests......................            2           140
Commitments and contingencies
Stockholders' equity:
 Common stock, $.001 par value:
  Authorized Shares -- 50,000; issued
   and outstanding shares -- 20,437 and
   20,614 at December 31, 1995 and 1996,
   respectively.........................           20            20
 Additional paid-in capital.............      121,403       122,691
 Note receivable from stockholder.......         (100)         (100)
 Retained earnings......................       18,576        39,763
                                           ----------    ----------
   Total stockholders' equity...........      139,899       162,374
                                           ----------    ----------
   Total liabilities and stockholders'
    equity..............................   $  329,798    $  385,322
                                           ==========    ==========

                            See accompanying notes.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (in thousands)



                                   PREFERRED STOCK         COMMON STOCK                          NOTES
                                  ------------------     -----------------     ADDITIONAL      RECEIVABLE                TOTAL
                                                PAR                   PAR        PAID IN          FROM      RETAINED   STOCKHOLDERS'
                                  SHARES       VALUE      SHARES     VALUE       CAPITAL      STOCKHOLDERS  EARNINGS     EQUITY
                                  ------       -----      ------     -----      --------      ------------  --------  --------------
Balance at January 1, 1994....    16,465       $ 17       5,963       $ 6       $ 28,679      $(290)        $(3,471)    $ 24,941
 Issuance of common stock
  upon exercise of stock
 options and other............        --         --         294        --            648         --              --          648
 Issuance of common and
  preferred stock in
  connection with
  PersonaCare acquisition.....     2,421          2         811         1         29,997         --              --       30,000
 Issuance of common stock
  in initial public
  offering....................        --         --       4,010         4         43,323         --              --       43,327
 Conversion of preferred
  stock.......................   (18,886)       (19)      7,909         8             11         --              --           --
 Repayment of officer note
  receivable..................        --         --          --        --             --          8              --            8
 Issuance of stock options....        --         --          --        --             90         --              --           90
 Purchase of common stock.....        --         --         (57)       --           (140)        --              --         (140)
 Cash dividends paid..........        --         --          --        --             --         --            (223)        (223)
 Net income...................        --         --          --        --             --         --          11,593       11,593
                                 -------       ----      ------       ---       --------      -----         -------     --------
Balance at December 31,
 1994.........................        --         --      18,930        19        102,608       (282)          7,899      110,244
 Issuance of common stock
  upon exercise of stock
  options and other...........        --         --         298        --           652          --              --          652
 Repayment of officer note
  receivable..................        --         --          --        --            --         182              --          182
 Issuance of common stock
  in connection with
  mergers and acquisitions....        --         --       1,209         1        18,043          --              --       18,044
 Merger costs paid by
  former shareholders of
  acquired company............        --         --          --        --           100          --              --          100
 Cash dividends paid..........        --         --          --        --            --          --            (152)        (152)
 Net income...................        --         --          --        --            --          --          10,829       10,829
                                 -------       ----      ------       ---      --------       -----         -------     --------
Balance at December 31,
 1995.........................        --         --      20,437        20       121,403        (100)         18,576      139,899
 Issuance of common stock
  upon exercise of stock
  options and other...........        --         --         177        --         1,288          --              --        1,288
 Net loss for Helian
  Health Group, Inc. for
  the month ended
  December 31, 1995...........        --         --          --        --            --          --            (378)        (378)
 Cash dividends paid..........        --         --          --        --            --          --             (18)         (18)
 Net income...................        --         --          --        --            --          --          21,583       21,583
                                 -------       ----      ------       ---      --------       -----         -------     --------
Balance at December 31,
 1996.........................        --        $ --     20,614       $20      $122,691       $(100)        $39,763     $162,374
                                 =======        ====     ======       ===      ========       =====         =======     ========

                            See accompanying notes.

                     THERATX, INCORPORATED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                  YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                             1994          1995          1996
                                           ---------    ----------    ---------
OPERATING ACTIVITIES:
Net income..............................   $  11,593    $   10,829    $  21,583
Net loss for Helian Health Group, Inc.
 for the month ended December 31, 1995..          --            --         (378)
Adjustments to reconcile net income to
 net cash provided by (used in)
 operating activities:
 Write-off of deferred financing costs..          --           612           --
 Disposal of business...................          --            --        1,800
 Depreciation and amortization..........       5,745         9,274       11,022
 Amortization of deferred financing
  costs.................................          --           652          646
 Provisions for bad debts and denials...       5,496         4,627        5,324
 Deferred income taxes..................         479           807        1,816
 Net (gain) loss on sale of assets......          --         1,032         (299)
 Minority interest in consolidated              (446)          (73)          35
  subsidiaries..........................
 Other, net.............................         (88)           27          445
 Changes in operating assets and
  liabilities:
  Accounts receivable and third-party
   settlements..........................     (22,587)      (37,413)     (33,636)
  Prepaid expenses and other current
   assets...............................        (198)         (147)      (5,895)
  Inventory.............................          --        (2,084)        (606)
  Income taxes receivable or payable....      (1,064)       (2,305)       1,294
  Other assets..........................          (5)           --           --
  Accounts payable and accrued
   liabilities..........................       2,489         9,882       (2,329)
Net cash provided by (used in)              --------      --------     --------
 operating activities...................       1,414        (4,280)         822
                                            --------      --------     --------
INVESTING ACTIVITIES:
Acquisition of companies and payments
 related to acquisitions................      (1,828)      (88,636)      (9,903)
Purchases of property and equipment.....      (4,711)       (8,800)     (18,056)
Proceeds from sales of assets...........          --            --          647
Purchases of short-term investments.....      (1,539)       (1,000)          --
Sales of short-term investments.........         258         1,595        1,023
Issuance of notes receivable............      (4,080)          (25)          --
Repayment of notes receivable...........       1,298           177           --
Cash acquired in acquisitions...........       1,749            77          470
Other, net..............................        (235)       (1,379)      (1,221)
                                            --------      --------     --------
Net cash used in investing activities...      (9,088)      (97,991)     (27,040)
                                            --------      --------     --------
FINANCING ACTIVITIES:
Payments on line of credit..............      (6,800)           --           --
Proceeds from convertible debt..........          --       100,000           --
Proceeds from long-term debt............      37,210        18,105       27,000
Payments on long-term debt..............     (56,702)      (11,334)      (2,231)
Retirement of put warrants..............      (1,350)           --           --
Capitalized financing costs.............        (669)       (5,000)          --
Payments on notes receivable from
 stockholders...........................          --            --          379
Proceeds from notes payable to
 stockholders...........................       2,070            --           --
Payments on notes payable to
 stockholders...........................      (3,641)           --           --
Payments on capital lease obligations...        (434)       (1,212)         (22)
Proceeds from issuance of common stock..      43,974           652        1,288
Other, net..............................        (162)           30          (18)
                                            --------      --------     --------
Net cash provided by financing
 activities.............................      13,496       101,241       26,396
                                            --------      --------     --------


Increase (decrease) in cash and cash
 equivalents............................       5,822        (1,030)         178
Cash and cash equivalents, beginning of
 year...................................       5,738        11,560       10,530
                                            --------      --------     --------
Cash and cash equivalents, end of year..    $ 11,560      $ 10,530     $ 10,708
                                            ========      ========     ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid for interest..................   $   3,593    $    8,001   $   12,732
Cash paid for income taxes..............       2,554        11,442        9,637

                            See accompanying notes.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS

     TheraTx, Incorporated and its subsidiaries ("TheraTx" or the "Company") provide outcomes-oriented healthcare services with a focus in two specialized practice areas: postacute care and occupational health.

     TheraTx provides subacute rehabilitation and respiratory therapy management services to skilled nursing facilities, operates owned, leased and managed inpatient facilities that provide a broad range of subacute, specialty and basic medical and other geriatric services and provides occupational healthcare and related services in outpatient clinics. In addition to its primary practice areas, TheraTx operates outpatient surgery centers, owns and operates an acute-care specialty hospital, provides respiratory therapy and related services to hospitals and provides medical supply distribution and related services to the long-term care industry.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements of TheraTx have been prepared to give effect to the May 1, 1995 merger with Respiratory Care Services, Inc. and its majority-owned subsidiaries ("RCS") and the December 28, 1995 merger with Helian Health Group, Inc. and its majority-owned subsidiaries ("Helian"). These transactions have been accounted for as poolings of interests and, accordingly, the consolidated financial statements have been restated for all periods prior to the acquisitions to give effect to the accounts of RCS and Helian. (See Note 4.)

     Helian's financial results prior to 1996 have been prepared on a fiscal year ending November 30. Accordingly, Helian financial results for the fiscal year ending November 30 have been combined with TheraTx's results for the fiscal year ending December 31 for all periods presented prior to 1996.

     Effective January 1, 1996, Helian's fiscal year-end was changed from November 30 to December 31 to conform to the Company's year-end. Accordingly, Helian's operations for the one month ended December 31, 1995, including net sales of $2,791,000 and a net loss of $378,000, have been excluded from combined results and reported as an adjustment to consolidated retained earnings as of January 1, 1996.

     All material intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior year periods have been reclassified to conform to current year presentation.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company classifies short-term highly liquid investments with original maturities of ninety days or less as cash equivalents.

     The cash balances at December 31, 1995 and 1996 include $750,000 that is restricted under the Senior Credit Facility. (See Note 7.) These funds are in an interest-bearing account and will be released upon the occurrence of specified events.

SHORT-TERM INVESTMENTS

     Investments consist of certificates of deposit and are carried at cost that approximates market.

PATIENT CARE REVENUES, NET AND RELATED RECEIVABLES

     Patient care revenues include amounts reimbursable by third-party payors under contractual arrangements. These contractual arrangements provide for payments based on prospective payment, cost reimbursement and other payment formulas. The difference between established billing rates and amounts estimated to be received are accounted for as contractual allowances. Final determination of amounts earned under certain contractual arrangements is subject to audit or adjustment by third-party payors. The financial statements include provisions for estimated adjustments resulting from such audits or other changes in circumstances during the year.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     The Company is reimbursed by Medicare for medical and rehabilitation services provided in the Company's skilled nursing facilities at an interim rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by the government fiscal intermediary. Differences between amounts accrued and final settlements, if any, are recorded in operations in the year of settlement.

     The Company bills third-party skilled nursing facility customers directly for services provided in its programs at such third-party facilities. Substantially all of such customers are subject to federal and state regulations. A significant portion of the cost of the Company's services is ultimately reimbursed to the Company's customers by Medicare. Although Medicare accepts charges by the Company's customers for usual, customary and reasonable charges at market rates, such charges are subject to audit and retroactive adjustment. The Company reimburses its customers for any charges that are denied by Medicare in accordance with its customer contracts. The financial statements include provisions for estimated future denials.

INVENTORY

     Inventory, which is comprised primarily of medical supplies held for sale and durable medical equipment, is valued at the lower of cost (determined by the first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Property includes the cost of acquiring and renovating facilities and equipment. The cost of repairs and maintenance is charged to operations as incurred. Depreciation is provided using the straight-line method over the estimated useful life (forty years for buildings; three to ten years for equipment and furniture; and the lesser of the lease term or ten years for leasehold improvements). Depreciation expense of $4,232,000, $6,915,000 and $7,481,000 includes amortization of assets recorded under capital leases for years ended December 31, 1994, 1995 and 1996, respectively.

     Property and equipment consists of the following at December 31 (in thousands):

                                                    1995         1996
                                                  --------    ----------
     Land and improvements...................     $  9,945      $ 10,958
     Buildings and improvements..............       79,886        83,921
     Construction-in-progress................        1,334         5,325
     Furniture, fixtures and equipment.......       31,240        38,771
     Leasehold improvements..................        3,510         7,738
                                                  --------      --------
                                                   125,915       146,713
     Accumulated depreciation and                  (14,238)      (21,061)
                                                  --------      --------
      amortization...........................     $111,677      $125,652
                                                  ========      ========

INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill and deferred financing costs. Goodwill represents the excess of cost over the market value of assets acquired and is amortized using the straight-line method over forty years.

     Deferred financing costs are amortized using the straight-line method over the term of the related debt.

CARRYING VALUE OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of, the Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Based on the Company's estimate of future undiscounted cash flows, the Company expects to recover the carrying amounts of its long-lived assets. Nonetheless, it is reasonably possible that the estimate of undiscounted cash flows may change in the near term resulting in the need to write-down those assets to fair value.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

EMPLOYEE STOCK OPTIONS

     The Company grants stock options for a fixed number of shares to employees and directors with an exercise price at least equal to the fair value of the shares at the date of grant. The company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants. Pro forma information regarding net income as required by SFAS No. 123, Accounting for Stock-Based Compensation, is included in Note 13.

NET INCOME PER SHARE

     Net income per common share is calculated using the weighted average number of common and common equivalent shares outstanding during the respective periods. Common stock equivalents consist of (i) the number of common shares issuable upon conversion of preferred stock and (ii) the number of shares issuable upon exercise of warrants and stock options.

     Pursuant to the requirements of the Securities and Exchange Commission, common shares and common equivalent shares issued at prices below the public offering price of $12.00 per share during the twelve months immediately preceding the date of the initial filing of the registration statement, excluding common shares and common equivalent shares issued in connection with the acquisition of PersonaCare, have been included in the calculation of common shares and common equivalent shares, using the treasury stock method, as if they were outstanding for all periods prior to the date of the initial public offering.

     In 1994 and 1995, the number of shares issuable upon the exercise of warrants and stock options was calculated using the treasury stock method.

     In 1996, the weighted average common equivalent shares outstanding were computed using the "modified treasury stock method" in accordance with Accounting Principles Board Opinion No. 15 ("APB 15"). The modified treasury stock method is used when the number of shares obtainable upon exercise of outstanding options, warrants and their equivalents, in the aggregate, exceeds 20% of the Company's outstanding common stock. Under this method, all options, warrants and their equivalents are assumed to have been exercised, whether or not dilutive and the aggregate proceeds used to repurchase up to 20% of the outstanding shares. Excess proceeds not utilized for the purchase of such shares are assumed to be utilized to reduce outstanding debt with any remainder invested in interest bearing securities. Net earnings is increased for the assumed interest savings or interest income, net of taxes. For the fiscal year ending December 31, 1996, the effects of the application of the modified treasury stock method were anti-dilutive; thus, as prescribed by APB 15, common equivalent shares were excluded in determining net income per common share.

3.  FINANCIAL INSTRUMENTS

CARRYING VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable and borrowings under the Company's Senior Credit Facility approximates fair value.

     The fair value of the Company's subordinated debt at December 31, 1996 is $94,000,000 and is based on quoted market prices.

CONCENTRATION OF CREDIT RISK

     At December 31, 1995 and 1996, approximately 12.2% and 11.1%, respectively, of the Company's accounts receivable and 100% of the Company's third-party settlements are due from Medicare and Medicaid programs for services provided in the Company's owned or leased inpatient facilities. Additionally, at December 31, 1995 and 1996, approximately 53.3% and 58.0%, respectively, of the Company's accounts receivable are from third-party long-term care facilities for services provided by the Company at such facilities. A significant portion of the cost of these services is ultimately reimbursed to the third-party long-term care facilities by Medicare. Should the related government agencies suspend or significantly reduce contributions to the Medicare and Medicaid programs, the Company's ability to collect on its receivables would be adversely affected. At December 31, 1996, the Company had recorded receivables of $20,786,000 and $4,288,000 due directly from Medicare intermediaries

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.  FINANCIAL INSTRUMENTS -- (CONTINUED)

and Medicaid programs, respectively. The Medicaid receivables primarily relate to the states of Texas, Rhode Island, Connecticut, Georgia, Florida, Pennsylvania, Ohio and Alabama.

     Management believes the remaining receivable balances due from various payors subject to differing economic conditions do not represent any concentrated credit risks to the Company. Management continually monitors and adjusts its reserves and allowances associated with these receivables.

4.  MERGERS AND ACQUISITIONS

     RCS MERGER. Effective May 5, 1995, THERATX issued approximately 724,000 shares of common stock in exchange for all of the outstanding common stock of RCS. RCS provides respiratory therapy services, cardio-pulmonary services and sleep diagnostic services in hospitals and subacute facilities. RCS also sells and rents home durable medical equipment. This transaction has been accounted for as a pooling of interests. (See Note 2.)

     HELIAN MERGER. Effective December 28, 1995, TheraTx issued approximately 2,456,000 shares of TheraTx common stock in exchange for all outstanding shares of common stock of Helian. Helian operates eleven occupational medical facilities, three ambulatory surgery centers and one surgical specialty hospital. This transaction has been accounted for as a pooling of interests. (See Note 2.)

     Net revenues and net income (loss) for the merged companies for 1994 and 1995 through the dates of mergers are as follows (in thousands):

                                                 NET
                                     NET       INCOME
                                   REVENUES    (LOSS)
                                 ----------  ----------
YEAR ENDED DECEMBER 31, 1994
 The Company..................   $  126,787   $   9,607
 Helian.......................       38,205       1,395
 RCS..........................        9,290         591
                                 ----------   ---------
  Combined....................   $  174,282   $  11,593
                                 ==========   =========
YEAR ENDED DECEMBER 31, 1995
 The Company..................   $  275,853   $  11,856
 Helian.......................       35,397      (1,091)
 RCS..........................        2,926          64
                                 ----------   ---------
  Combined....................   $  314,176   $  10,829
                                 ==========   =========

  ACQUISITION OF PERSONACARE, INC. On May 31, 1994, TheraTx acquired PersonaCare, Inc. ("PersonaCare"), a company that owns and operates inpatient facilities. In conjunction with the acquisition, TheraTx issued an aggregate of 3,232,221 shares of stock, comprised of 811,416 shares of common stock and 2,420,805 shares of Series E preferred stock in exchange for all outstanding common and preferred stock of PersonaCare. Each share of preferred stock converted into one share of common stock upon consummation of the initial public offering. (see Note 5.) The holders of shares received in the merger have certain registration rights.

     The acquisition was recorded using the purchase method of accounting and the results of PersonaCare's operations subsequent to May 31, 1994, have been included in the accompanying financial statements. The PersonaCare stock received by TheraTx was valued at $30,000,000 and the Company recorded costs of approximately $1,200,000 in connection with the merger. The assets and liabilities of PersonaCare have been recorded at fair market value. The purchase price in excess of the net identifiable assets acquired of $25,886,000 was recorded as goodwill. In conjunction with the acquisition, the Company assumed certain subordinated notes payable that were repaid during July 1994 from the net proceeds received in the Company's initial public offering.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.  MERGERS AND ACQUISITIONS -- (CONTINUED)

     ACQUISITION OF SMS BUSINESS. Effective April 1, 1995, the Company acquired certain of the assets and assumed certain liabilities from eight companies managed by Southern Management Services, Inc. ("SMS"), including five skilled nursing facilities, an adult congregate living facility, a medical products distribution company and a Medicare Part B billing and supply service company (collectively, the "SMS Business"). The purchase price paid by the Company for the SMS Business included (i) approximately $34,180,000 in cash paid at closing by the Company to certain lenders of the SMS Business in connection with the retirement of bank debt and mortgage debt and (ii) $43,250,000 in cash and 1,097,407 shares of the Company's common stock. In addition, 888,889 shares of the Company's common stock were issued into escrow (the "Escrow Shares"). The escrow shares were to be released if certain financial goals for the SMS Business were achieved during the period commencing April 1, 1995 and ending February 29, 1996 ("the Earn-Out Period"), and the purchase price was to be further increased by as much as $20,000,000 payable in either shares of the Company's stock or cash, at the option of the sellers, if certain financial goals were exceeded during the Earn-Out Period. The Company has concluded that the sellers of the SMS Business are not entitled to the escrow shares and are not entitled to any earn-out payment as the financial performance of the SMS Business was, as a whole, significantly below the threshold entitling the sellers to any payment under the earn-out. As a result, none of the escrow shares are included as outstanding as of December 31, 1996 for financial reporting purposes. The holders of shares received in the acquisition have certain registration rights.

     The acquisition was recorded April 1, 1995 using the purchase method of accounting. The common stock issued in the transaction was valued at $16.75 per share based on the last reported sale price of the Company's common stock on March 31, 1995. The assets and liabilities of SMS have been recorded at fair market value. Intangible assets of approximately $64,306,000, representing the cost of the acquisition in excess of the identifiable assets acquired and liabilities assumed, consist primarily of goodwill that is being amortized over forty years using the straight-line method.

     PRO FORMA RESULTS. The following unaudited pro forma results were developed assuming PersonaCare and the SMS Business had been acquired on January 1, 1994 (in thousands, except per share data):

                                        PRO FORMA
                                YEAR ENDED DECEMBER 31,
                                -----------------------
                                   1994        1995
                                -----------  ----------
Net revenues....................   $ 259,362   $ 329,521
Net income......................      10,445      10,891
Pro forma net income per share..        0.57        0.53

     The unaudited pro forma sales and earnings information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place on January 1, 1994, nor are they necessarily indicative of results that may occur in the future.

5.  INITIAL PUBLIC OFFERING

     On June 24, 1994, the Company's initial public offering was declared effective by the Securities and Exchange Commission. The Company issued 4,010,000 shares of common stock at an offering price of $12.00 per share and received net proceeds of approximately $43,327,000 (after deducting underwriting discounts and offering costs of $4,793,000).

6.  LONG-TERM NOTES RECEIVABLE

     The long-term notes receivable at December 31, 1995 and 1996 include a wrap-around third mortgage note receivable from the lessor of the Wisconsin facility for $4,222,000. The note is collateralized by the lessor's property and equipment. Additionally, the note serves as collateral for certain long-term debt. (See Note 7.) The note bears interest at a rate designated to approximate the Company's required lease payment to the lessor. Interest only is receivable monthly on the note that becomes due at the end of the lease term. Interest income of $545,000 related to this note has been recorded for each of the years ended December 31, 1995 and 1996.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.  LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                      DECEMBER 31
                                                ----------------------
                                                    1995       1996
                                                -----------  ---------
Senior Credit Facility..................           $ 48,000   $ 75,000
Notes payable, Wisconsin facility,
 payable in monthly installments of
 principal plus fixed interest (8.9%
 average interest rate) through the end
 of the
 lease term.............................              2,518      2,300

Note payable to bank, interest at
 bank's prime rate plus 1.75%, (11.0%
 at November 30, 1995) collateralized
 by a building with principal and
 interest payable in monthly
 installments...........................                651          -

Notes payable to a financial
 institution, interest at 7.82% and
 7.56%, collateralized by property and
 equipment, with principal and interest
payable in monthly installments through
 November 1997 and August 1998,
 respectively...........................                454        279

Note payable to a financial
 institution, interest at 7.66%,
 collateralized by property and
 equipment, with principal and interest
 payable in monthly installments
 through December 1998..................                727        491

Other...................................                 47        196
                                                  ---------   --------
                                                     52,397     78,266
Less current portion....................               (656)      (792)
                                                  ---------   --------
                                                  $  51,741   $ 77,474
                                                  =========   ========

     In September 1994, the Company entered into a $65,000,000 Revolving Credit Facility (the "Revolving Credit Facility"). In conjunction with the Revolving Credit Facility, during 1994, the Company restructured $33,000,000 of mortgage debt assumed in the acquisition of PersonaCare and repaid $13,375,000 of PersonaCare debt and accrued interest out of the net proceeds received from the Company's initial public offering.

     On May 8, 1995, TheraTx entered into a $125,000,000 Senior Credit Facility ("Senior Credit Facility") with a group of lenders. The Senior Credit Facility was used to refinance the Company's Revolving Credit Facility. Borrowings under the Senior Credit Facility bear interest at a maximum rate of LIBOR plus 1.5%, adjusted for certain leverage ratios. The Senior Credit Facility provides for a $5,000,000 swing line to accommodate same-day borrowings and a $5,000,000 stand-by letter of credit facility. Future borrowings under the Senior Credit Facility will be used to fund working capital requirements, purchases of property and equipment, acquisitions, and general corporate requirements. Borrowings under the Senior Credit Facility are secured by substantially all of the assets of the Company and its subsidiaries, including all of the capital stock of each subsidiary. The Senior Credit Facility contains various financial covenants, including, but not limited to, requirements for minimum net worth, maximum funded debt and other financial ratios, and restrictions on payments of dividends, capital expenditures and acquisitions. Subsequent to December 31, 1996, all borrowings under the Senior Credit Facility were repaid in conjunction with the merger with Vencor, Inc. (See Note 17.)

     In 1995, the Company recorded charges in connection with the write-off of certain deferred financing costs related to the Company's Revolving Credit Facility. Additionally, the Company incurred costs in conjunction with the early extinguishment of certain capital lease obligations. These items, totaling $701,000, have been reported as an extraordinary item, net of income taxes of $273,000 during the year ended December 31, 1995.

     Certain letters of credit totaling $1,989,500 have been issued under the Senior Credit Facility and are outstanding as of December 31, 1996. These letters of credit, which mature throughout 1997, reduce the amount available to be borrowed under the Senior Credit Facility.

     The notes payable, Wisconsin facility, pertain to a facility that the Company leases. The notes are collateralized by notes receivable from the lessor. In connection with the notes payable, Wisconsin facility, the Company has agreed to pay the debt service on the notes during the five-year term of the lease and any subsequent renewal periods as a part of the rental agreement. At the end of the lease term, any remaining balance on the notes payable becomes the obligation of the lessor and the note receivable, serving as collateral, is reduced by a like amount.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.  LONG-TERM DEBT -- (CONTINUED)

     At December 31, 1996, the aggregate maturities of long-term debt for the five years ending December 31, 2001 and thereafter are as follows (in thousands):

      1997................................   $    792
      1998................................        592
      1999................................        131
      2000................................     75,087
      2001................................         49
      Thereafter..........................      1,615
                                             --------
                                             $ 78,266
                                             ========


8.  CONVERTIBLE SUBORDINATED NOTES

     On February 16, 1995, the Company completed a private placement of $100,000,000 of seven-year convertible subordinated notes due 2002, with a coupon rate of 8%. The notes are redeemable at the option of the Company after February 3, 1998. The proceeds primarily have been used to finance the acquisition and assumption by the Company of certain assets and liabilities of the SMS Business. (See Note 4.) As a result of the merger with Vencor subsequent to December 31, 1996, the Company is required to offer to repurchase the Notes for 100% of the principal amount, together with accrued interest. (See Note 17.)

9.  LEASES

     The Company operates facilities pursuant to the terms of long-term operating leases. The operating leases have initial terms ranging from five to fifteen years. The leases provide for renewals, at the Company's option, ranging from two to three periods of five years each. Generally, the leases contain options for the Company to purchase the facilities at the end of the lease terms at an amount related to the fair market value of the facility at the time the option is exercised.

     The Company also rents office space and office equipment under non-cancelable operating leases.

     On April 25, 1995, the Company entered into a twenty-year operating lease relating to the construction and lease of approximately 107,000 square feet of corporate office space. The lease agreement provides for an annual base lease rate of approximately $1,800,000, adjusted annually for inflation. In addition to the base lease rate, the Company will pay certain building operating costs. The lease term began in July 1996 upon completion of the office building.

     Future minimum lease commitments for all non-cancelable operating leases as of December 31, 1996 are as follows (in thousands):


YEAR ENDING DECEMBER 31,
------------------------
        1997                                    $   11,944
        1998                                        11,499
        1999                                        10,179
        2000                                         9,665
        2001                                         9,414
        Thereafter.....................             53,932
                                                ----------
           Total minimum lease payments...      $  106,633
                                                ==========

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.  INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                          YEAR ENDED DECEMBER 31,
                                      -------------------------------
                                        1994       1995        1996
                                      ---------  ---------  ---------
Current income tax expense:
 Federal............................   $  2,629   $  7,382   $ 10,425
 State..............................        295      1,053        457
                                       --------   --------   --------
  Total current income tax expense..      2,924      8,435     10,882
Deferred income tax expense.........        493      1,154      2,482
                                       --------   --------   --------
  Total provision for income taxes..   $  3,417   $  9,589   $ 13,364
                                       ========   ========   ========

     A reconciliation of the provision for income taxes to the federal statutory rate of 35% in 1994, 1995 and 1996, is as follows (in thousands):

                                             YEAR ENDED DECEMBER 31,
                                       ----------------------------------
                                          1994        1995        1996
                                       ---------   ---------   ----------
Tax at statutory rate................   $  5,085    $  7,275    $  12,640
Surtax exemption.....................       (100)         --           --
State taxes, net of federal benefit..        609         793          410
Goodwill amortization................        224         262          423
Merger costs.........................         --       1,561           --
Other................................        211         425          100
Change in valuation reserve..........     (2,612)       (727)        (209)
                                        --------    --------    ---------
                                        $  3,417    $  9,589    $  13,364
                                        ========    ========    =========

     The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets (liabilities) consist of the following (in thousands):

                                       YEAR ENDED DECEMBER 31,
                                       -----------------------
                                           1995        1996
                                       -----------  ----------
Deferred tax assets:
 Net operating loss carryforwards..    $     1,311  $      458
 Asset valuation allowances........          2,985       4,610
 Intangible assets.................            998         816
 Accrued liabilities...............          6,009       5,041
 Other.............................             78         776
                                       -----------  ----------
 Gross deferred assets.............         11,381      11,701
 Valuation allowance...............         (2,090)     (1,881)
                                       -----------  ----------
                                             9,291       9,820
Deferred tax liabilities:
 Depreciation......................         (5,672)     (5,964)
 Deferred revenue..................           (710)     (2,125)
 Intangible asset..................           (794)     (1,833)
 Cash-to-accrual...................           (431)       (168)
 Other.............................           (160)       (223)
                                       -----------  ----------
                                       $     1,524  $     (493)
                                       ===========  ==========

     At December 31, 1996, the Company had available net operating loss carryforwards of approximately $1,206,000 for income tax purposes. The net operating loss carryforwards expire beginning in 2005 through 2008. Because of changes in ownership of the Company, the annual utilization of these losses in the future may be limited.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.  STOCKHOLDERS' EQUITY

     On May 25, 1994, the Company effected a one-for-three reverse stock split on the Company's outstanding common stock. All share and per share amounts have been restated to reflect the reverse stock split for all periods presented.

     Upon consummation of the initial public offering, each outstanding share of Series A, B, C, and D preferred stock converted into .333333 shares of common stock and each share of Series E preferred stock converted into one share of common stock. (See Note 5.) In addition, upon conversion of the preferred stock into common stock, outstanding warrants to purchase preferred stock converted into warrants to purchase common stock exercisable over the remaining term of the preferred stock warrant at an exercise price equal to the exercise price per share under the preferred stock warrant, as adjusted for the reverse stock split.

     The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, qualifications, preferences, privileges, limitations or restrictions of each such series.

     The Company has reserved a total of 5,522,000 common shares for future issuance upon exercise of stock warrants and stock options.

     The Company has issued warrants to purchase 190,450 shares of its common stock at prices ranging from $4.90 to $12.00 per share, which in management's opinion, equaled or exceeded the fair market value of the stock at the date of issuance. At December 31, 1996, warrants to purchase 78,925 shares of common stock were outstanding. The warrants expire through July 2004.

     On April 25, 1996, the Board of Directors adopted an Employee Stock Purchase Plan (the "Purchase Plan") and reserved 1,000,000 shares of common stock for future issuance. As of December 31, 1996, the company has not implemented the Purchase Plan.

12.  STOCKHOLDERS' RIGHTS PLAN

     On July 27, 1995, the Company's Board of Directors adopted a Stockholders' Rights Plan (the "Rights Plan"). In conjunction with the Rights Plan, the Board of Directors declared a dividend of one right ("Right") to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock on each share of common stock. Under the terms of the Rights Plan, the Rights become exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a Tender Offer that would result in ownership by a person or group of 15% or more of the Company's common stock (an "Acquiring Person"), subject to certain exceptions. Each Right has an exercise price of $60.00 and, in certain circumstances, may become exercisable or exchangeable for consideration. Each Right, following the time the Rights become exercisable, may be redeemed for $0.01 at the option of the Board of Directors. Subsequent to December 31, 1996, the Company amended the Rights Agreement to provide that Vencor, Inc. and its affiliates shall not be deemed to be an Acquiring Person. (See Note 17.)

13.  STOCK OPTION PLANS

     On April 25, 1996, the Board of Directors adopted the 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") and reserved 2,000,000 shares of common stock for issuance over the ten-year term of the 1996 Plan. This share reserve will automatically increase on the first trading day of each calendar year, beginning with the 1997 calendar year, by an amount equal to 2% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year. In no event may any one participant in the 1996 Plan be granted stock options, separately exercisable stock appreciation rights or direct stock issuances for more than 750,000 shares in the aggregate under the 1996 Plan per calendar year.

     The 1996 Plan contains three separate equity incentive programs: (i) a Discretionary Option Grant Program (the "Discretionary Program"); (ii) a Stock Issuance Program; and (iii) an Automatic Option Grant Program. The Discretionary Program and the Stock Issuance Program are administered by the Compensation Committee of the Board (the "Committee"). The Committee has complete discretion (subject to the provisions of the 1996 Plan) to determine the terms of each grant. However, all grants under the Automatic Option Grant Program are made in strict compliance with the provisions of that program.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.  STOCK OPTION PLANS -- (CONTINUED)

     The exercise price per share of options granted under the Discretionary Program may not be less than 100% of the fair market value of such shares at the date of grant and the term of the options may not exceed ten years.

     The purchase price of shares issued under the Stock Issuance Program may not be less than 100% of the fair market value of such shares at the time of issuance. Shares issued as a bonus for past services are vested upon issuance. All other shares issued under the program are subject to a vesting schedule tied to the performance of service or the attainment of performance goals.

     During 1996, the Committee has generally granted options with service-based options to vest over four years.

     On March 3, 1994, the Board of Directors adopted the 1994 Stock Option/Stock Issuance Plan (the "1994 Plan"). The 1994 Plan replaced the 1990 Stock Option Plan and became effective upon registration of the Company's outstanding common stock under the Securities Exchange Act of 1933. All outstanding options under the 1990 Stock Option Plan have been incorporated into the 1994 Plan as of its effective date. Under the 1994 Plan, the Company is authorized to issue up to 4,495,467 Shares of common stock to employees, consultants and independent contractors. The purchase price of the shares subject to incentive options granted will not be less than 100% of the fair market value of such shares at the date of grant. The purchase price of shares subject to non-qualified options granted will not be less than 85% of the fair market value of such shares at the date of grant. The Plan is administered by the Committee, which has the authority to determine the terms of each grant.
The Committee generally has granted options with either service-based vesting or performance-based vesting. Service-based options generally vest over four years. The performance-based options provide for vesting at the end of seven years, with accelerated vesting over a five-year period if certain earnings targets are achieved. The options have a term of ten years.

     In connection with the acquisition of PersonaCare, the Company assumed the PersonaCare, Inc. 1992 Stock Option Plan (the "PersonaCare Plan"). Immediately following the acquisition, 54,863 Shares of the Company's common stock were subject to the outstanding options assumed under the PersonaCare Plan. In connection with the merger with Helian, TheraTx assumed the Helian Health Group, Inc. 1989 Stock Option Plan (the "Helian Plan"). Immediately following the acquisition, 237,683 shares of the Company's common stock were subject to the outstanding options assumed under the Helian Plan. All of the assumed options under the PersonaCare and Helian Plans accelerated automatically upon consummation of the respective mergers and are now fully exercisable for vested shares of the Company's common stock. No further option grants will be made under either plan other than in connection with any regrant or repricing programs that the Compensation Committee of the Company's Board of Directors may authorize.

     Effective May 30, 1996, the Committee approved a plan to reprice certain options granted to employees pursuant to the 1994 Stock Option Plan. The options were repriced effective May 30, 1996. Options originally priced from $16.25 to $21.50 per share were repriced at $14.38 per share, the closing market price of the common stock on May 30, 1996. Each of the repriced options, whether vested or not vested, cannot be exercised for a period of one year ending May 30, 1997, unless certain events defined under the 1994 Plan occurred. At May 30, 1996, options to purchase a total of 242,000 shares of common stock were repriced, of which approximately 58,000 were fully vested prior to repricing.

     Also, on May 30, 1996, the Committee approved a change to the 1994 Plan providing for performance-based options to become service-based options at that date, with vesting to occur over a period of four years. At May 30, 1996, 1,200,000 performance-based options were exchanged for service-based options.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.  STOCK OPTION PLANS -- (CONTINUED)

     Following is a summary of stock option plan activity:

                              SHARES UNDER                          WEIGHTED
                                 OPTION       EXERCISE PRICES     AVERAGE PRICE
                              ------------    ---------------     -------------
Outstanding at January 1,
 1994......................        717,055     .09  -   18.95           6.36
 Granted...................      1,419,170    4.50  -   21.50          14.42
 Exercised.................       (148,568)    .09  -    7.50           0.85
 Forfeited.................       (205,362)    .12  -   18.95          13.49
                              ------------
Outstanding at December
 31, 1994..................      1,782,295     .09  -   21.50          12.16
 Granted....                     2,087,639    8.36  -   18.25          16.69
 Exercised..                      (183,340)    .09  -   12.13           1.82
 Forfeited..                      (173,762)    .15  -   18.26          14.73
                              ------------

Outstanding at December
 31, 1995..................      3,512,832     .09  -   21.50          14.45
 Granted...................      1,224,434   10.00  -   16.69          13.84
 Exercised.................       (133,493)    .15  -   16.25           9.47
 Forfeited.................       (200,246)    .15  -   21.50          14.91
                              ------------
Outstanding at December
 31, 1996..................      4,403,527     .09  -   21.50          14.83
                              ============

     The following table summarizes information concerning outstanding and exercisable options at December 31, 1996:

                              OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                     --------------------------------------        -----------------------
                                     WEIGHTED
                                     AVERAGE       WEIGHTED                       WEIGHTED
RANGE OF                NUMBER      REMAINING       AVERAGE           NUMBER       AVERAGE
EXERCISE               OPTIONS     CONTRACTUAL     EXERCISE          OPTIONS      EXERCISE
PRICES               OUTSTANDING      LIFE           PRICE         EXERCISABLE      PRICE
----------------     -----------   -----------     --------        -----------    --------
  .09  -     .48          75,221          5.8           .43             70,559         .42
 3.75  -    8.92         253,725          7.5          6.22            159,588        5.69
11.00  -   16.69       2,337,077          8.5         13.66            594,878       13.15
18.25  -   21.50       1,737,504          8.0         18.26            201,515       18.31
                      ----------         ----        ------          ---------      ------
                       4,403,527          8.2         14.83          1,026,540       12.12
                      ==========         ====        ======          =========      ======

     In January 1996, the Company adopted FASB Statement No. 123, Accounting for Stock-Based Compensation. Under Statement No. 123, the Company may continue following existing accounting rules or adopt a new fair value method of valuing stock-based awards. The Company has elected to continue to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options and not adopt the alternative fair value method of accounting provided under Statement No. 123. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for both 1995 and 1996: risk free interest rates of 5.36% to 7.05% depending on the date of grant; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0.507; and a weighted-average expected life of the option of five years.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.  STOCK OPTION PLANS -- (CONTINUED)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except for earnings per share information):

                                      YEAR ENDED
                                     DECEMBER 31,
                                ---------------------
                                   1995       1996
                                ----------  ---------
Pro forma net income..........  $    7,758  $  16,148
Pro forma earnings per share..        0.38       0.79

     The weighted-average fair value of options granted during 1995 and 1996 is $8.86 and $6.33, respectively. Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

14.  RETIREMENT PLAN

     The Company has a defined contribution 401(k) plan. The plan is for the benefit of generally all employees and permits voluntary employee contributions and Company profit sharing contributions. The Company contributed $104,000, $355,000, and $522,000 to the plan for the years ended December 31, 1994, 1995 and 1996, respectively.

15.  COMMITMENTS AND CONTINGENCIES

     The Company maintains professional liability coverage on an occurrence basis. The policy covers claims made up to $1,000,000 per incident, subject to an aggregate limit of $3,000,000. In addition, the Company maintains claims-made basis professional liability coverage for certain physicians and facilities. The claims-made basis policies cover claims up to $1,000,000 per incident, subject to an aggregate limit of $3,000,000. Management intends to renew the existing or similar policies annually and expects to be able to obtain reasonable coverage.

16.  MAJOR CUSTOMERS

     The Company had one major customer representing 12.5% of net revenues in 1994. In 1995 and 1996, the Company had no major customers that represented 10% or more of net revenues.

17.  SUBSEQUENT EVENTS

     Effective January 31, 1997, the Company closed an ambulatory surgery center located in Northridge, California. The surgery center was owned by a limited partnership in which the Company holds a 48.8% ownership interest and serves as the general partner. The Company also served as the manager of the surgery center under a management agreement. The Company recorded charges in connection with the write-off of certain assets and the direct costs related to the closure of the facility. The surgery center was acquired in the Helian merger dated December 28, 1995, which was accounted for as a pooling of interests. As required by APB 16, Business Combinations, the loss on the closure totaling $1.8 million has been reported as an extraordinary item, net of income taxes of $666,000, in 1996 based on the following; (i) the 1995 operating loss incurred by the surgery center is significant to the 1995 operating results of the former Helian business, (ii) the loss on the closure is material in relation to the 1996 operating performance of the former Helian business and (iii) the surgery center operations were discontinued within two years of the effective date of the Helian merger.

     On February 9, 1997, the Company entered into an Agreement and Plan of Merger with Vencor, Inc. ("Vencor") and Peach Acquisition Corp., a wholly owned subsidiary of Vencor ("Peach"), pursuant to which Peach commenced a tender offer on February 14, 1997 to purchase all of the outstanding shares of the Company's common stock and the associated rights to purchase Series A Junior Participating Stock at a cash price of $17.10 per share (the "Tender Offer"). The Tender Offer expired on March 18, 1997 and Vencor purchased approximately 99% of the outstanding shares of the Company's common stock at that time. Following the merger which was effective March 21, 1997, the Company became a wholly-owned subsidiary of Vencor. The shares of common stock that were not acquired in the Tender Offer have been converted into the right to receive $17.10 per share in cash.

     As a result of the merger with Vencor, pursuant to the terms of the convertible subordinated notes, the Company is required to offer to repurchase the notes for 100% of the principal amount, together with accrued interest, within fifteen days after the expiration of the Tender Offer.

                    THERATX, INCORPORATED AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


17.  SUBSEQUENT EVENTS -- (CONTINUED)

     Additionally, in conjunction with the merger with Vencor, the Company entered into a note payable to Vencor upon demand (the "Vencor Note"). Advances under the Vencor Note are to be used to repay existing debt and to fund working capital requirements, purchases of property and equipment, acquisitions and general corporate requirements. On March 18, 1997, all borrowings under the Senior Credit Facility were repaid and the Senior Credit Facility was terminated. The Company also repaid approximately $1.3 million in debt outstanding. As of March 21, 1997, approximately $95 million was outstanding under the Vencor Note.

18.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1996 (in thousands, except per share data):

                                                             1995                                        1996
                                                      THREE MONTHS ENDED                          THREE MONTHS ENDED
                                          ------------------------------------------  -------------------------------------------
                                           MAR. 31    JUN. 30   SEPT. 30    DEC. 31    MAR. 31    JUN. 30   SEPT. 30    DEC. 31
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ----------
Net revenues............................   $ 59,500   $ 81,466   $ 84,609   $ 88,601   $ 93,324   $ 95,859   $ 99,417   $ 102,555
Income from operations..................      5,995      8,064     11,002      5,614     11,663     11,844     12,822      12,250
Income before income taxes, minority
 interest, and extraordinary item.......      4,931      5,324      8,288      2,230      8,634      9,137      9,560       8,785
Income before extraordinary item........      2,926      2,908      5,108        315      5,324      5,807      6,066       5,520
Net income..............................      2,926      2,480      5,108        315      5,324      5,807      6,066       4,386
Earnings per common share:
  Income, before extraordinary
    item.................................      0.15       0.14       0.25       0.02       0.26       0.28       0.29        0.27
  Net income............................   $   0.15   $   0.12   $   0.25   $   0.02   $   0.26   $   0.28   $   0.29   $    0.21
Weighted average shares
outstanding.............................     19,598     20,708     20,651     20,711     20,689     20,963     21,222      20,600

     Amounts for the quarter ended March 31, 1995 have been restated to include Helian and RCS. The quarters ending June 30 and September 30, 1995 include the operations of RCS as reported and have been restated to include Helian. The five quarters ended December 31, 1996 include RCS and Helian as reported.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The TheraTx Merger was completed on March 21, 1997 and was recorded using the purchase method of accounting. The accompanying unaudited pro forma condensed combined statements of income for the three months ended March 31, 1997 and the year ended December 31, 1996 reflect the combination of the historical consolidated financial data of Vencor and TheraTx and all material pro forma adjustments and are presented as if the TheraTx Merger occurred on January 1, 1996. The unaudited condensed consolidated balance sheet of the combined entity as of March 31, 1997 is also included herein.

     These financial statements are for informational purposes only and are not necessarily indicative of the results that would have been obtained had the TheraTx Merger occurred on January 1, 1996. The pro forma financial statements should be read in conjunction with the respective historical audited consolidated financial statements of both Vencor and TheraTx for the year ended December 31, 1996.

                    VENCOR, INC. AND THERATX, INCORPORATED
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                 (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                VENCOR      THERATX      PRO FORMA     PRO FORMA
                                              HISTORICAL   HISTORICAL   ADJUSTMENTS    COMBINED
                                              -----------  ----------   -----------    ---------

Revenues....................................  $  680,696   $   94,028   $         -    $ 774,724
                                              ----------   ----------   -----------    ---------

Salaries, wages and benefits................     396,573       56,926             -      453,499
Supplies....................................      66,033        7,783             -       73,816
Rent........................................      18,948        2,759             -       21,707
Other operating expenses....................     109,786       13,073             -      122,859
Depreciation and amortization...............      24,372        2,645         1,162(a)    28,179
Interest expense............................      10,660        3,108         4,461(b)    18,229
Investment income...........................      (1,567)           -             -       (1,567)
                                              ----------   ----------   -----------    ---------
                                                 624,805       86,294         5,623      716,722
                                              ----------   ----------   -----------    ---------

Income from continuing operations
 before income taxes .......................      55,891        7,734        (5,623)      58,002
Provision for income taxes..................      21,909        2,862        (2,033)(c)   22,738
                                              ----------   ----------   -----------    ---------
Income from continuing operations...........  $   33,982   $    4,872   $    (3,590)   $  35,264
                                              ==========   ==========   ===========    =========

Earnings per common and common equivalent
 share:
 Income from continuing operations:
  Primary...................................  $     0.48                              $    0.50
  Fully diluted.............................  $     0.48                              $    0.50

Shares used in computing earnings per common
 and common equivalent share:
 Primary....................................      70,207                                 70,207
 Fully diluted..............................      70,621                                 70,621

                       See notes to unaudited pro forma
                   condensed combined financial statements.

                    VENCOR, INC. AND THERATX, INCORPORATED
          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                 (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                      VENCOR      THERATX      PRO FORMA        PRO FORMA
                                                    HISTORICAL   HISTORICAL   ADJUSTMENTS       COMBINED
                                                    ----------   ----------   -----------       ----------

Revenues.........................................   $2,577,783   $  391,155   $      (915)(d)   $2,968,023
                                                    ----------   ----------   -----------       ----------

Salaries, wages and benefits.....................    1,490,938      233,530             -        1,724,468
Supplies.........................................      261,621       28,329             -          289,950
Rent.............................................       77,795       11,146             -           88,941
Other operating expenses.........................      405,797       58,033          (915)(d)      462,915
Depreciation and amortization....................       99,533       11,324         5,396 (a)      116,253
Interest expense.................................       45,922       13,024        21,954 (b)       80,900
Investment income................................      (12,203)        (312)            -          (12,515)
Non-recurring transactions.......................      125,200            -             -          125,200
                                                    ----------   ----------   -----------       ----------
                                                     2,494,603      355,074        26,435        2,876,112
                                                    ----------   ----------   -----------       ----------

Income from continuing operations before income
  taxes..........................................       83,180       36,081       (27,350)          91,911
Provision for income taxes.......................       35,175       13,364        (8,606)(c)       39,933
                                                    ----------   ----------   -----------       ----------
Income from continuing operations................   $   48,005   $   22,717   $   (18,744)      $   51,978
                                                    ==========   ==========   ===========       ==========

Earnings per common and common equivalent share:
  Income from continuing operations:
   Primary........................................  $     0.68                                  $     0.73
   Fully diluted..................................  $     0.68                                  $     0.73

Shares used in computing earnings per common
 and common equivalent share:
   Primary........................................      70,702                         64 (e)       70,766
   Fully diluted..................................      70,702                         64 (e)       70,766



                       See notes to unaudited pro forma
                   condensed combined financial statements.

                                 VENCOR, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                                   MARCH 31,
                                                                                     1997
                                                                                  ----------
                                ASSETS
Current assets:
 Cash and cash equivalents......................................................  $  111,315
 Accounts and notes receivable less allowance for loss of $40,218...............     584,253
 Inventories....................................................................      32,848
 Income taxes...................................................................      70,596
 Other..........................................................................      41,997
                                                                                  ----------
                                                                                     841,009

Property and equipment, at cost.................................................   1,792,342
Accumulated depreciation........................................................    (438,460)
                                                                                  ----------
                                                                                   1,353,882

Intangible assets less accumulated amortization of $25,245......................     374,573
Other...........................................................................      91,242
                                                                                  ----------
                                                                                  $2,660,706
                                                                                  ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable...............................................................  $  130,157
 Salaries, wages and other compensation.........................................     176,957
 Other accrued liabilities......................................................      85,690
 Long-term debt due within one year.............................................      20,515
                                                                                  ----------
                                                                                     413,319

Long-term debt..................................................................   1,286,843
Deferred credits and other liabilities..........................................      89,790
Minority interests in equity of consolidated entities...........................      37,271

Stockholders' equity:
 Common stock, $.25 par value; authorized 180,000 shares; issued 72,727 shares..      18,182
 Capital in excess of par value.................................................     717,808
 Retained earnings..............................................................     182,593
                                                                                  ----------
                                                                                     918,583
 Common treasury stock, 3,701 shares............................................     (85,100)
                                                                                  ----------
                                                                                     833,483
                                                                                  ----------
                                                                                  $2,660,706
                                                                                  ==========

                       See notes to unaudited pro forma
                   condensed combined financial statements.

                    VENCOR, INC. AND THERATX, INCORPORATED
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

The purchase method of accounting has been used in the preparation of the pro forma condensed combined financial statements. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. Accordingly, the excess of the purchase price over the fair value of net assets acquired has been reflected as goodwill.

For purposes of the pro forma condensed combined financial statements, the excess of the purchase price for TheraTx over fair value of the net assets acquired is being amortized over 40 years using the straight-line method.

Income from continuing operations before income taxes at March 31, 1997 excludes $3.7 million ($2.3 million net of tax) of costs incurred by TheraTx in connection with the TheraTx Merger.

Certain prior year historical TheraTx amounts have been reclassified to conform to the Vencor presentation.

NOTE 2 - PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma condensed combined financial statements follow (dollars in thousands):


(a) To adjust amortization expense:

                                                                          For the Three      For the Year
                                                                          Months Ended          Ended
                                                                         March 31, 1997   December 31, 1996
                                                                         ---------------  ------------------

Record amortization related to the excess of the
 purchase price for TheraTx over net assets acquired...................      $2,075          $ 8,300
Eliminate TheraTx historical amortization of the excess
 of purchase price over net assets acquired............................        (738)          (2,904)
Actual amortization recorded for the period March 21 through March 31..        (175)               -
                                                                             ------          -------
                                                                             $1,162          $ 5,396
                                                                             ======          =======

(b) To record additional interest expense related to borrowings of $352 million used to acquire TheraTx and recognize interest savings from refinancing the TheraTx bank credit facility:

                                                                         For the Three      For the Year
                                                                         Months Ended          Ended
                                                                        March 31, 1997   December 31, 1996
                                                                        ---------------  ------------------

Interest expense related to acquisition debt..........................      $ 4,606             $22,528
Eliminate interest expense related to TheraTx bank credit facility....       (1,497)             (4,510)
Interest on Vencor bank credit facility replacing TheraTx bank
 credit facility......................................................        1,352               3,936
                                                                            -------             -------
                                                                            $ 4,461             $21,954
                                                                            =======             =======

(c) To adjust the provision for income taxes for the increase in Vencor's historical effective tax rate as a result of the TheraTx acquisition.

(d) To eliminate transactions between Vencor and TheraTx.

(e) To adjust common equivalent shares to reflect the conversion of TheraTx stock options into Vencor stock options.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        VENCOR, INC.



Dated:  May 23, 1997                    /s/  W. Bruce Lunsford
--------------------                    ------------------------
                                        W. Bruce Lunsford
                                        Chairman of the Board, President
                                        and Chief Executive Officer